EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No. 1	CUSIP No.: 59018YR52	PRINCIPAL AMOUNT 5,946 Units, $1,000 principal amount per Unit ($5,946,000 aggregate principal amount)

MERRILL LYNCH & CO., INC.

MEDIUM-TERM NOTE, SERIES C

100% Principal Protected Notes Linked to the 10-Year Constant Maturity Treasury Rate

due July 30, 2013

(the “Notes”)

MERRILL LYNCH & CO., INC., a Delaware corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the Redemption Amount (as defined below) per Unit on July 30, 2013 (the “Stated Maturity Date”), and to pay interest on the principal amount hereof, at a rate per annum determined in accordance with the provisions hereof, until the Redemption Amount is paid or duly made available for payment in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.

Payment on the Stated Maturity Date

On the Stated Maturity Date, for each Unit, a Holder (as defined below) shall receive a cash amount equal to $1,000, plus any accrued and unpaid interest per Unit (the “Redemption Amount”).

Interest

The Company shall pay interest in cash in arrears on each Interest Payment Date (as defined below) commencing with the first Interest Payment Date next succeeding July 30, 2008, to and including the Stated Maturity Date. Interest will accrue from and including July 30, 2008, for the initial interest period, or the most recent Interest Payment Date, to but excluding the next succeeding Interest Payment Date or the Stated Maturity Date, as applicable.

“Interest Payment Dates” for the Notes shall be the 30th day of January, April, July and October of each year, expected to commence on October 30, 2008.

During the first quarterly interest period, interest on the Notes shall accrue at 8.00% per annum.

During the quarterly interest period beginning on October 30, 2008 and during each quarterly interest period thereafter, interest shall accrue on the Notes at a rate per annum, to be determined on each Interest Determination Date (as defined below) immediately preceding the interest period, that shall be equal to:

Leverage Factor × (10-Year Constant Maturity Treasury Rate – Strike Rate)

subject to an interest rate floor of 0.00% per annum.

The “Leverage Factor” equals 6.30.

The “10-Year Constant Maturity Treasury Rate” is the rate which expresses the yield to maturity on U.S. Treasury securities with a constant maturity of 10 years as published by the Federal Reserve H15 publication at approximately 5:00 p.m., New York City time, available on Bloomberg (as defined below) page H15T10Y on the second Business Day (as defined below) prior to the beginning of each Interest Payment Date commencing on October 30, 2008.

The “Strike Rate” equals 4.16%.

“Bloomberg” means Bloomberg data services or any successor service or page displaying such rate. If the 10-Year Constant Maturity Treasury Rate cannot be determined by reference to Bloomberg page H15T10Y at approximately 5:00 p.m., New York City time, such rate shall be determined by reference to Reuters page FRBCMT. If the 10-Year Constant Maturity Treasury Rate cannot be determined by reference to Reuters page FRBCMT, such rate shall be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement dated March 31, 2006 and filed on April 3, 2006 relating to the determination of the CMT Rate in the event of the unavailability of CMT Moneyline Telerate Page 7051 (the predecessor of Reuters page FRBCMT).

The “Interest Determination Date” for any interest period shall be the second Business Day prior to each Interest Payment Date immediately preceding the relevant interest period.

Each interest period (other than the first quarterly interest period) shall commence on, and shall include, an Interest Payment Date, and shall extend to, but shall exclude, the next succeeding Interest Payment Date or the Stated Maturity Date, as applicable.

The Company shall pay interest to the person in whose name this Note is registered (the “Holder”) on the fifteenth calendar day (whether or not a Business Day) immediately preceding each Interest Payment Date (the “Record Date”). Any such interest not so punctually paid or duly provided for on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the Holder on the close of business on any Record Date and, instead, shall be paid to the person in whose name this Note is registered at the close of business on a special record date

(the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee (as defined below) hereinafter referred to, notice whereof shall be given to the Holder of this Note by the Trustee not less than 10 calendar days prior to such Special Record Date or may be paid at any time in any other lawful manner, all as more fully provided for in the Indenture. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Stated Maturity Date falls on a day that is not a Business Day, the required payment of the Redemption Amount and/or interest shall be made on the next Business Day and no additional interest shall accrue as a result of such delayed payment.

Payment of the Redemption Amount and interest in respect of this Note due on the Stated Maturity Date shall be made in immediately available funds upon presentation and surrender of this Note at the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York. Payment of interest due on any Interest Payment Date shall be made at the aforementioned office or agency maintained by the Company or, at the option of the Company, by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register maintained by the Trustee on the Record Date; provided, however, that a Holder of U.S.$10,000,000 or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) shall be entitled to receive interest payments on such Interest Payment Date by wire transfer of immediately available funds if such Holder has delivered appropriate wire transfer instructions in writing to the Trustee not less than 15 calendar days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder.

“Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

As used herein, the “Calculation Agent” is Merrill Lynch Capital Services, Inc. All determinations made by the Calculation Agent, absent a determination of manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Securities (hereinafter called the “Securities”) of the Company designated as its Medium-Term Notes, Series C. The Securities are issued and to be issued under an indenture (the “Indenture”) dated as of April 1, 1983, as amended and restated, between the Company and The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default (as defined in the Indenture) has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

This Note is not subject to any sinking fund.

In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the amount payable on the Stated Maturity Date, calculated as though the date of default were the Stated Maturity Date.

In case of default in payment of this Note, whether on the Stated Maturity Date or upon acceleration, from and after such date this Note shall bear interest, payable upon demand of the Holders thereof, at the then current Federal Funds Rate, reset daily, to the extent that such payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1) the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2) if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to

9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at any time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount and interest on this Note at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and herein, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company and each Holder or beneficial owner by acceptance hereof hereby agree to treat this Note for all tax purposes as a debt instrument that is subject to U.S. Treasury Regulation section 1.1275-4(b) governing contingent payment debt instruments, and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

Dated: July 30, 2008

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Facsimile of Seal]		Attest:

THE BANK OF NEW YORK MELLON, as Trustee	By:
John Thurlow Assistant Treasurer

By:	By:
Authorized Officer		Judith A. Witterschein Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)                                                                                                                                                                                                             _____________________________________________________________________________________________________________(Please print or typewrite name and address including postal zip code of assignee)_______________________________________________________________________________________________________________ the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                                                                                                             attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date	___________
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.